Exhibit 10.7
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May 5, 2022 (the “Effective Date”), is between Vistra Corp., Vistra Corporate Services Company (together, the “Company”), and Carrie Lee Kirby (“Executive”).
Recitals:
WHEREAS, the Company and Executive previously entered into an employment agreement originally effective as of October 4, 2016 (the “Original Effective Date”); and
WHEREAS, the Company and Executive desire to amend and restate the employment agreement to reflect the terms upon which Executive shall continue to provide services to the Company.
NOW, THEREFORE, in consideration of the premises and covenants contained herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:
1.Term.
(a) The term of Executive’s employment under this Agreement shall be effective as of the Effective Date, and shall continue until the three (3)-year anniversary of the Effective Date (the “Initial Expiration Date”); provided that on the Initial Expiration Date and each subsequent anniversary of the Initial Expiration Date, the term of Executive’s employment under this Agreement shall be extended for one (1) additional year unless either party provides written notice to the other party at least sixty (60) days prior to the Initial Expiration Date (or any such anniversary, as applicable) that Executive’s employment shall not be so extended (in which case, Executive’s employment shall terminate on the Initial Expiration Date or any such anniversary, as applicable); provided, however, that Executive’s employment under this Agreement may be terminated at any earlier time pursuant to the provisions of Section 5. The period of time from the Effective Date through the termination of this Agreement and Executive’s employment hereunder pursuant to its terms is herein referred to as the “Term”; and the date on which the Term is scheduled to expire (i.e., the Initial Expiration Date or the scheduled expiration of the extended term, if applicable) is herein referred to as the “Expiration Date.”
(b)    Executive agrees and acknowledges that the Company has no obligation to extend the Term or to continue Executive’s employment following the Expiration Date, and Executive expressly acknowledges that no promises or understandings to the contrary have been made or reached.
2.Definitions. For purposes of this Agreement, the following terms, as used herein, shall have the definitions set forth below.

(a)“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.
(b)“Change in Control” shall be deemed to occur upon any of the following events:
(i)the acquisition by any Person or related “group” (as such term is used in Sections 13(d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto (the “Exchange Act”)) of Beneficial Ownership (as defined in Rule 13d-3 promulgated under Section 13 of the Exchange Act) of 30% or more (on a fully diluted basis) of either (A) the then-outstanding shares of the common stock of the Company (the “Common Stock”), including Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”); or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”); but excluding any acquisition by the Company or any of its Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;
(ii)a change in the composition of the Board such that members of the Board during any consecutive twelve (12)-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a director through election or nomination for election approved by a valid vote of at least two thirds of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed an Incumbent Director;
(iii)the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; or
(iv)the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business

Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person or related group of Persons (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.
(c)“Cause” means (i) Executive’s willful and continued failure to perform Executive’s duties with the Company; (ii) Executive’s willful and continued failure to follow and comply with the written policies of the Company as in effect from time to time; (iii) Executive’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company; (iv) Executive’s willful engagement in illegal conduct or gross misconduct; (v) Executive’s willful breach of this Agreement; or (vi) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony or other crime involving moral turpitude. No act or failure to act will be treated as willful if it is done, or omitted to be done, by Executive in good faith and with a good faith belief that such act or omission was in the best interests of the Company.
(d)“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract.
(e)“Disability” means Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for the purpose of such determination that Executive is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan, “Disability” means Executive’s inability to perform Executive’s duties and responsibilities hereunder on a full-time basis for a consecutive period of one hundred eighty (180) days due to physical or mental illness or incapacity that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative.
(f)“Good Reason” means the occurrence, without the consent of Executive, of either of the following events: (i) any material diminution of, or modification to,

Executive’s title, duties, responsibilities, authorities, or terms of employment set forth in Section 3 or (ii) any breach by the Company of any of its material obligations to Executive. Prior to resigning for Good Reason, Executive shall give written notice to the Company of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days following Executive’s knowledge of such facts and circumstances, and the Company shall have ten (10) business days after receipt of such notice to cure (and if so cured, Executive shall not be permitted to resign for Good Reason in respect thereof) and Executive shall resign within ten (10) business days following the Company’s failure to cure.
(g)“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated entity, or other entity.
3.Duties and Responsibilities. The Company employs Executive, and Executive accepts employment, subject to the terms and conditions contained herein, during the Term, as the Executive Vice President and Chief Administrative Officer. During the Term, Executive agrees to be employed by and devote all of Executive’s business time and attention to the Company and the promotion of its interests and to use Executive’s best efforts to faithfully and diligently serve the Company; provided, however, that, to the extent that such activities do not significantly interfere with the performance of Executive’s duties, services, and responsibilities under this Agreement, Executive shall be permitted to (a) manage Executive’s personal, financial, and legal affairs, (b) serve on civic or charitable boards and committees of such boards and (c) to the extent approved by the Board of Directors of the Company (the “Board”) pursuant to a duly authorized resolution of the Board, serve on corporate boards and committees of such boards. Executive will report to the Chief Executive Officer. Executive will perform such lawful duties and responsibilities as are commensurate with Executive’s title and position, and such other duties and responsibilities commensurate with Executive’s title and position as may be reasonably requested by the Chief Executive Officer and the Board from time to time. Executive will have the authority customarily exercised by an individual serving as an Executive Vice President of a corporation of the size and nature of the Company. Executive’s place of employment will be in Irving, Texas.
4.Compensation and Related Matters. (a) Base Salary. During the Term, Executive shall receive an aggregate annual base salary (“Base Salary”) at an initial rate of $519,750.00, payable in accordance with the Company’s applicable payroll practices. Base Salary shall be reviewed annually by the Board and increased (but not decreased) in the Board’s sole discretion. References in this Agreement to Base Salary shall be deemed to refer to the most recently effective annual base salary rate.
(b)    Annual Bonus. During the Term, Executive shall be eligible to receive a cash bonus (the “Annual Bonus”) for each year (or portion thereof), provided that, except as otherwise provided herein, Executive has remained employed by the Company as of the applicable payment date. Executive’s target bonus opportunity for any particular year (the “Target Bonus”) shall be 75% of Base Salary, and Executive’s maximum bonus opportunity shall be 200% of the Target Bonus. The Annual Bonus shall be subject to performance metrics approved by the Board based on key short-term objectives and shall be at the full discretion of the Board. Any Annual Bonus shall be paid in the fiscal year following the fiscal year to which such Annual Bonus relates, at the same as annual bonuses are paid to all other senior executives.
(c)    Equity Compensation. Executive shall be entitled to receive equity compensation awards as described in Exhibit A.
(d)    Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the benefit plans and programs and receive perquisites that are provided by the Company from time to time for its senior executives generally, subject to the terms and conditions of such plans and programs, as they may be amended from time to time, and commensurate with Executive’s position. During the Term, Executive shall be entitled to up to $15,000 per year for tax and financial planning.
(e)    Business Expense Reimbursements. During the Term, the Company shall promptly reimburse Executive for Executive’s reasonable and necessary business expenses in accordance with the Company’s then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).
(f)    Indemnification. The Company shall indemnify and hold harmless Executive, to the fullest extent permitted by law and the Company’s governing documents, against all claims, expenses, damages, liabilities, and losses incurred by Executive (whether before or after the Original Effective Date) by reason of the fact that Executive is or was, or had agreed to become, a consultant, director, officer, employee, agent, or fiduciary of the Company or any of its subsidiaries or Affiliates or predecessors of any of the foregoing, or any benefit plan of any of the foregoing, or is or was serving at the request of the Company as a consultant, director, officer, partner, venturer, proprietor, trustee, employee, agent, fiduciary, or similar functionary of another corporation, partnership, joint venture, business, person, trust, employee benefit plan, or other entity. The Company shall provide Executive with customary directors’ and officers’ liability insurance coverage both during and after the Term with regard to matters occurring during employment or while otherwise providing services to, or serving at the request of, the Company or any of its subsidiaries or Affiliates, or any benefit plan of any of the foregoing, which coverage shall be at a level at least equal to the greatest level being maintained at such time for any current officer or director and shall continue until such time as suits can no longer be brought against Executive as a matter of law. Executive will be entitled to advancement of expenses in connection with any claim in the same manner and to the same extent to which any other officer or director of the Company is entitled. Notwithstanding the foregoing, the Company shall not be required to indemnify or advance expenses to Executive in connection with (i) any dispute in connection with this Agreement or Executive’s employment hereunder; (ii) any action, claim, or proceeding initiated by Executive against the Company unless such action, claim, or proceeding is approved in advance by the Board in writing; or (iii) any liabilities, damages, claims or expenses incurred that are attributable to Executive’s fraud, bad faith, willful misconduct, or gross negligence.
5.Termination of Employment. (a) Executive’s employment under this Agreement may be terminated by either party at any time and for any reason; provided, however,

that Executive shall be required to give the Company at least sixty (60) days’ advance written notice of any voluntary resignation of Executive’s employment hereunder (other than resignation for Good Reason) (and in such event the Company in its sole discretion may elect to accelerate Executive’s date of termination of employment, it being understood that such termination shall still be treated as a voluntary resignation without Good Reason for purposes of this Agreement). Notwithstanding the foregoing, Executive’s employment shall terminate automatically upon Executive’s death.
(b)    Following any termination of Executive’s employment under this Agreement, except as provided under Sections 5(c), 5(d), and 5(e), the obligations of the Company to pay or provide Executive with compensation and benefits under Section 4 shall cease, and the Company shall have no further obligations to provide compensation or benefits to Executive hereunder, except (i) for payment of any accrued but unpaid Base Salary and any accrued but unused vacation and for payment of any unreimbursed business expenses under Section 4(e), in each case accrued or incurred through the date of termination of employment, payable as soon as practicable and in all events within thirty (30) days following the date of termination of employment, (ii) as explicitly set forth in any other benefit plans, programs, or arrangements applicable to terminated employees in which Executive participates (including, without limitation, equity award agreements), other than severance plans or policies (including severance benefits following a Change in Control), and (iii) as otherwise expressly required by applicable law. For the avoidance of doubt, except as otherwise provided below, any Unpaid Annual Bonus (as defined below) is forfeited if Executive’s employment is terminated for any reason.
(c)    If Executive’s employment under this Agreement is terminated (i) by the Company without Cause (other than due to death or Disability), (ii) by Executive for Good Reason, or (iii) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, in addition to the payments and benefits specified in Section 5(b), Executive shall be entitled to receive: (i) severance pay in an aggregate amount (the “Severance Pay”) equal to, two times (2x) the sum of (A) Base Salary plus (B) Target Bonus; (ii) a prorated Annual Bonus in respect of the fiscal year of termination equal to the product of (x) the amount of Annual Bonus that would have been payable to Executive had Executive’s employment not so terminated based on actual performance measured through the fiscal year of termination, and (y) a fraction, the numerator of which is the number of days elapsed in the Company’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year (the “Prorated Bonus”); (iii) any accrued but unpaid Annual Bonus in respect of the fiscal year prior to the fiscal year of termination (the “Unpaid Annual Bonus”); and (iv) continued health insurance benefits under the terms of the applicable Company benefit plans for twenty-four (24) months, subject to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time; provided, however, that, such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; and provided, further, that, to the extent that the provision of such continuation coverage is not permitted under the terms of the Company benefit plans or would result in an adverse tax consequence to the Company, the Company may alternatively provide Executive with a monthly cash payment in an amount equal to the applicable COBRA premium that Executive would otherwise be required to pay to obtain COBRA continuation coverage for such benefits for twenty-four (24) months (assuming that COBRA continuation coverage were available for such period) (minus the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time) (the “Healthcare Severance Benefits”), commencing as provided in Section 23(c). The Severance Pay shall be paid in equal installments during the twenty-four (24)-month period following Executive’s termination in accordance with the Company’s regular payroll practices, but no less frequently than monthly, and commencing as provided in Section 23(c) below. The Unpaid Annual Bonus shall be paid on the date bonuses are paid to other executives during the fiscal year of Executive’s termination and the Prorated Bonus shall be paid on the date bonuses are paid to other executives of the Company in the year following the fiscal year of Executive’s termination.
(d)    Notwithstanding anything herein to the contrary, if at any time within eighteen (18) months following a Change in Control, Executive’s employment under this Agreement is terminated (i) by the Company without Cause (other than due to death or Disability), (ii) by Executive for Good Reason, or (iii) due to expiration of the Term on the Expiration Date as a result of the Company delivering a notice of non-renewal as contemplated by Section 1, then Executive, in lieu of any of the amounts and benefits described in Section 5(c) and in addition to the payments and benefits specified in Section 5(b), shall be entitled to receive (i) the Unpaid Annual Bonus, (ii) 2.99 times the sum of (A)  Base Salary plus (B) Target Bonus (the “CIC Severance Pay”), (iii) the product of (x) the Target Bonus, and (y) a fraction, the numerator of which is the number of days elapsed in the Company’s fiscal year in which the termination occurs through such termination and the denominator of which is the number of days in such fiscal year (the “Prorated CIC Bonus”), and (iv) the Healthcare Severance Benefits for twenty-four (24) months (as described above and commencing as provided in Section 23(c)). The CIC Severance Pay and the Prorated CIC Bonus shall be paid in cash in a lump sum on the first payroll following the satisfaction of the Release Condition, subject to Section 23(c); provided, however, if the Change in Control does not constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”), the portion of the CIC Severance Pay that is not in excess of the Severance Pay that would have been payable upon such termination if Section 5(c) applied shall be paid to Executive in equal monthly installments during the twenty-four (24)-month period following Executive’s termination in accordance with the Company’s regular payroll practices, but no less frequently than monthly, and commencing as provided in Section 23(c) below, and the portion of the CIC Severance Pay in excess of such amount shall be paid to Executive in a lump sum sixty (60) days after the consummation of the Change in Control. The Unpaid Annual Bonus shall be paid on the date bonuses are paid to other executives during the fiscal year of Executive’s termination.
(e)    If Executive’s employment under this Agreement is terminated due to death or Disability, in addition to the payments and benefits specified in Section 5(b), Executive shall be entitled to receive (i) the Prorated Bonus, paid on the date bonuses are paid to other executives of the Company in the year following the fiscal year of Executive’s termination, and (ii) the Unpaid Annual Bonus, paid on the date bonuses are paid to other executives of the Company in the fiscal year of Executive’s termination.
(f)    Executive’s entitlement to the payments and benefits set forth in Sections 5(c) and 5(d) shall be conditioned upon Executive’s having provided an irrevocable waiver and release of claims in favor of the Company, its Affiliates, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing (collectively, the “Released Parties”), substantially in the form attached hereto as Exhibit B (the “Release”), that has become effective in accordance with its terms within sixty (60) days following Executive’s termination of employment (the “Release Condition”), and Executive’s continued compliance with Sections 6 and 7 hereof.
(g)    Upon termination of Executive’s employment for any reason, and regardless of whether Executive continues as a consultant to the Company, upon the Company’s request Executive agrees to resign, as of the date of such termination of employment or such other date requested, from the Board and any committees thereof, and, if applicable, from the board of directors (and any committees thereof) of any Affiliate of the Company to the extent Executive is then serving thereon. The Company’s obligations to make the payments provided for in this Agreement are subject to set-off for any undisputed amounts owed by Executive, to the extent permitted by Section 409A (as defined below) and any Company clawback policy.
(h)    The payment of any amounts accrued under any benefit plan, program, or arrangement in which Executive participates shall be subject to the terms of the applicable plan, program, or arrangement, and any elections Executive has made thereunder.
(i)    Following any termination of Executive’s employment, Executive shall have no obligation to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. There shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to later employment, consultancy, or other remunerative activity of Executive.
6.Confidential Information.
(a)    Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined below), that Executive may develop Confidential Information for the Company or its Affiliates and that Executive may learn of Confidential Information during the course of Executive’s employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of Executive’s duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by Executive incident to Executive’s employment or other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.
(b)    All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Company may specify, all Documents then in Executive’s possession or control. Executive shall immediately return such Documents and other property to the Company upon the termination of Executive’s employment and, in any event, at the Company’s request. Executive further agrees that any property situated on the premises of, and owned by, the Company or its Affiliates, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.
(c)    Executive understands that, notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Executive (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii) accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive will not be required to notify the Company that such reports or disclosures have been made.
(d)    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company and its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during Executive’s employment, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.
7.Restricted Activities. Executive agrees that some restrictions on Executive’s activities during and after Executive’s employment are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company and its Affiliates. Following the Effective Date, the Company will provide Executive with access to and knowledge of Confidential Information and trade secrets and will place Executive in a position of trust and confidence with the Company, and Executive will benefit from the Company’s goodwill. The restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information, trade secrets and goodwill. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if Executive violates the restrictive covenants below. In recognition of the consideration provided to Executive as well as the imparting to Executive of Confidential Information, including trade secrets, and for other good and valuable consideration, Executive hereby agrees as follows:
(a)    While Executive is employed by the Company and for twenty-four (24) months after Executive’s employment terminates for any reason, whether before or after the Expiration Date (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor (other than a passive investor of less than 5% in a publicly traded company), consultant, agent, employee, co-venturer, or otherwise, (i) compete with the business of the Company or any of its subsidiaries in any location where the Company or its subsidiaries conducts business (a “Competitive Business”) or (ii) undertake any planning for any Competitive Business. With respect to the portion of the Non-Competition Period that follows Executive’s termination of employment, the determination of whether a business is a Competitive Business shall be made based on the scope and location of the businesses conducted or planned to be conducted by the Company and its subsidiaries as of the date of such termination.
(b)    Executive agrees that, during Executive’s employment with the Company, Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that would reasonably give rise to a conflict of interest or otherwise interfere with Executive’s duties and obligations to the Company or any of its Affiliates.
(c)    Executive further agrees that, during the Non-Competition Period, Executive will not solicit, hire, or attempt to solicit or hire any employee of the Company or any of its Affiliates (or any individual who was employed by the Company or any of its Affiliates during the one (1)-year period prior to Executive’s termination), assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the

Company or any of its Affiliates, or solicit or encourage any customer, client, or vendor of the Company or any of its Affiliates to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts with the Company or any of its Affiliates.
(d)    Executive shall not, whether in writing or orally, malign, denigrate, or disparage the Company or its Affiliates, or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents, or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light. The Company shall direct its directors and officers not to, whether in writing or orally, malign, denigrate, or disparage Executive with respect to any of Executive’s past or present activities, or otherwise publish (whether in writing or orally) statements that are intended to portray Executive in an unfavorable light.
(e)    Executive’s and the Company’s obligations under this Section 7, as applicable, shall continue beyond the termination of Executive’s employment with the Company.
8.Notification Requirement. Through and up to the conclusion of the Non-Competition Period, Executive shall give notice to the Company of each new business activity he plans to undertake, at least seven (7) days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive’s business relationship(s) and position(s) with such Person.
9.Intellectual Property Rights. (a) Executive agrees that the results and proceeds of Executive’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, writing and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived, or reduced to practice or learned by Executive, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Executive whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title, and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized, or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Executive whatsoever. As to any Invention that Executive is required to assign, Executive shall promptly and fully disclose to the Company all information known to Executive concerning such Invention.
(b)    Executive agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Executive shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and patent applications or assignments. To the extent that Executive has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(b) is subject to and shall not be deemed to limit, restrict, or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Executive’s employer. Executive shall execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. Executive’s obligations under this Section 9 shall continue beyond the termination of Executive’s employment with the Company.
(c)    18 U.S.C. § 1833(b) provides: "An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(d)    Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.
10.Remedies and Injunctive Relief. Executive acknowledges that a violation by Executive of any of the covenants contained in Sections 6, 7, 8, or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions, and permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 6, 7, 8, or 9 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.
11.Representations; Advice of Counsel. (a) Executive represents, warrants, and covenants that as of the date hereof: (i) Executive has the full right, authority, and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment, or agreement to which Executive is subject.
(b)    Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees, or agents that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
(c)    The Company represents, warrants, and covenants that as of the date hereof: (i) the Company has the full right, authority, and capacity to enter into this Agreement and perform the Company’s obligations hereunder, (ii) the Company is not bound by any agreement that conflicts with or prevents or restricts the full performance of the Company’s obligations to Executive hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment, or agreement to which the Company is subject.
12.Cooperation. Executive agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action, or proceeding (or any appeal from any suit, action, or proceeding), and any investigation or defense of any claims asserted against the Company or its Affiliates, that relates to events occurring during Executive’s employment with the Company and its Affiliates as to which Executive may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and providing testimony at depositions and at trial); provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith.

13.Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S., and other taxes as are required to be withheld pursuant to any applicable law or regulation.
14.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Company may assign its rights under this Agreement without the consent of Executive to a successor to substantially all of the business of the Company in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization, or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization, or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, and their respective successors, executors, administrators, heirs, and permitted assigns.
15.Governing Law; No Construction Against Drafter. This Agreement shall be deemed made in the State of Delaware, and the validity, interpretation, construction, and performance of this Agreement in all respects shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.
16.Consent to Jurisdiction; Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the federal courts located within the State of Delaware (or, if subject matter jurisdiction in such courts are not available, in any state court located within the State of Delaware) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 16(a); provided, however, that nothing herein shall preclude either party from bringing any suit, action, or proceeding in any other court for the purpose of enforcing the provisions of this Section 16 or enforcing any judgment obtained by either party.
(b)    The agreement of the parties to the forum described in Section 16(a) is independent of the law that may be applied in any suit, action, or proceeding, and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action, or proceeding brought in an applicable court described in Section 16(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action, or proceeding brought in any applicable court described in Section 16(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)    The parties hereto irrevocably consent to the service of any and all process in any suit, action, or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.
(d)    Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver, and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 16(d).
(e)    Each party shall bear his or her or its own costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement.
17.Amendment; No Waiver; Severability. (a) No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by Executive and a duly authorized officer of the Company (other than Executive). The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.
(b)    term or provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Sections 6 through 10 (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
18.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between Executive and the Company, relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
19.Survival. The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of Executive’s employment hereunder or any settlement of the financial rights and obligations arising from Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
20.Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified, or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one (1) business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):
If to the Company:    Vistra Corp.
Attn: Corporate Secretary
6555 Sierra Drive
Irving, TX 75039

If to Executive:    At the most recent address on file in the Company’s records.

Notices delivered by facsimile shall have the same legal effect as if such notice had been delivered in person.
21.Headings and References. The headings of this Agreement are inserted for convenience only, and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
22.Counterparts. This Agreement may be executed in one or more counterparts (including via electronic image scan (.pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
23.Section 409A. (a) For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation”

within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.
(b)    Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s “separation from service” (within the meaning of Treasury Regulations § 1.409A-1(h)), (ii) amounts or benefits under this Agreement or any other program, plan, or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of separation from service, and (iii) Executive is employed by a public company or a controlled group affiliate thereof: payments hereunder that are “deferred compensation” subject to Section 409A that would be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service shall be made within ten (10) business days after such six (6)-month date or, if earlier, ten (10) days following the date of Executive’s death; following any applicable delay, all such delayed payments, without interest will be paid in a single lump sum on the earliest permissible payment date.
(c)    Except to the extent required to be delayed pursuant to Section 23(b), any payment or benefit due or payable on account of Executive’s separation from service to which this Section 23(c) applies shall be paid or commence, as applicable, upon the first scheduled payroll date immediately after the date the Release Condition is satisfied (the “Release Effective Date”); provided that, to the extent that such payment or benefit represents a “deferral of compensation” within the meaning of Section 409A and the sixty (60) day period following Executive’s separation from service spans two (2) taxable years, payment shall not be made or commence prior to January 1 of the second taxable year. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.
(d)    Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A, and shall be paid under any such exception to the maximum extent permitted. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.
(e)    Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided that such expenses are reimbursed no later than the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent that any indemnification payment, expense reimbursement, or provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses to the extent permitted by Section 409A), such indemnification, reimbursement, or in-kind benefits shall be provided for the period set forth in this Agreement, or if no such period is set forth, during Executive’s lifetime, in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first written above.

Vistra Corp. and Vistra Corporate Services Company

By: /s/ Stephanie Zapata Moore
Name: Stephanie Zapata Moore
Title: Executive Vice President, General Counsel, and Chief Compliance Officer

CARRIE LEE KIRBY

/s/ Carrie Lee Kirby

Exhibit A

OIP:	Equity awards to be subject to the terms of the Company’s Omnibus Incentive Plan.
Annual Equity Awards:	Executive will be granted annual equity awards in an amount determined by the Board. Such awards may be in the form of options, restricted stock units, performance shares, or any other form as approved by the Board.
Involuntary Termination Without Cause / Resignation for Good Reason / Non-Renewal of Term by the Company:	Subject to delivery (and non-revocation) of the Release and continued compliance with Sections 6 and 7 of this Agreement, accelerated vesting of the portion of Executive’s outstanding equity awards that would have vested in the 12 months following termination had Executive remained employed (fully vested options to remain exercisable for 90 days following termination or, if Executive is subject Section 16 of the Exchange Act as of such Termination, 180 days from the date of such termination (or until the option’s regular expiration date, if shorter)).
Termination with Cause / Resignation Without Good Reason / Non-Renewal of the Term by Executive	All options and other outstanding awards (unvested and vested) are forfeited upon a termination for Cause. On any other termination, Executive will retain all vested awards (forfeits unvested), and vested options remain exercisable for 30 days following termination or, if Executive is subject Section 16 of the Exchange Act as of such Termination, 180 days from the date of such termination (or until the option’s regular expiration date, if shorter).
Death / Disability	Accelerated vesting of the portion of Executive’s equity awards that would have vested in the 12 months following termination had he remained employed (fully vested options to remain exercisable for one year following termination (or until the option’s regular expiration date, if shorter)).
Involuntary Termination Without Cause / Resignation for Good Reason / Non-Renewal of Term by the Company Following a Change in Control:	All equity awards that were outstanding at the time of the Change in Control will vest upon such termination.

Exhibit B
Release of Claims
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, proceedings, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used but not defined in this Release will have the meanings given to them in the employment agreement dated May __, 2022, between Vistra Corp., Vistra Corporate Services Company (together, the “Company”) and Carrie Lee Kirby (my “Agreement”).
For and in consideration of the severance payments and benefits, and other good and valuable consideration, I, for and on behalf of myself and my executors, heirs, administrators, representatives, and assigns, hereby agree to release and forever discharge the Company and each of its direct and indirect parent and subsidiary entities, and all of their respective predecessors, successors, and past, current, and future parent entities, affiliates, subsidiary entities, investors, directors, shareholders, members, officers, general or limited partners, employees, attorneys, agents, and representatives, and the employee benefit plans in which I am or have been a participant by virtue of my employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims that I have or may have had against the Company Releasees based on any events or circumstances arising or occurring on or prior to the date hereof and arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever my employment by or service to the Company or the termination thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, intentional infliction of emotional distress, whistleblowing, or liability in tort, and claims of any kind that may be brought in any court or administrative agency, and any related claims for attorneys’ fees and costs, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law. I agree further that this Release may be pleaded as a full defense to any action, suit, arbitration, or other proceeding covered by the terms hereof that is or may be initiated, prosecuted, or maintained by me or my descendants, dependents, heirs, executors, administrators, or assigns. By signing this Release, I acknowledge that I intend to waive and release all rights known or unknown that I may have against the Company Releasees under these and any other laws.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph and that I have not filed any claim against any of the Releasees before any local, state, federal, or foreign agency, court, arbitrator, mediator, arbitration or mediation panel, or other body (each individually a “Proceeding”). I (i) acknowledge that I will not initiate or cause to be initiated on my behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law or to the extent such Proceeding relates to a claim not waived hereunder; and (ii) waive any right that I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), except in each case to the extent such Proceeding relates to a claim not waived hereunder. Further, I understand that, by executing this Release, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company Releasees.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding the generality of the foregoing, I do not release (i) claims to receive my severance payments and benefits in accordance with the terms of the Agreement, (ii) claims with respect to benefits to which I am entitled under the employee benefit and compensation plans of the Company and its affiliates, including any rights to equity, (iii) claims to indemnification, or (iv) claims that cannot be waived by law. Further, nothing in this Release shall prevent me from (i) initiating or causing to be initiated on my behalf any claim against the Company before any local, state, or federal agency, court, or other body challenging the validity of the waiver of my claims under the ADEA (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
I acknowledge that I have been given at least [21]/[45]1 days in which to consider this Release. I acknowledge further that the Company has advised me to consult with an attorney of my choice before signing this Release, and I have had sufficient time to consider the terms of this Release. I represent and acknowledge that if I execute this Release before [21]/[45] days have elapsed, I do so knowingly, voluntarily, and upon the advice and with the approval of my legal counsel (if any), and that I voluntarily waive any remaining consideration period.
I understand that after executing this Release, I have the right to revoke it within seven days after its execution. I understand that this Release will not become effective and enforceable unless the seven-day revocation period passes and I do not revoke the Release in writing. I understand that this Release may not be revoked after the seven (7)-day revocation period has passed. I understand also that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7)-day period.
This Release will become effective, irrevocable, and binding on the eighth day after its execution, so long as I have not timely revoked it as set forth above. I understand and
1 NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

acknowledge that I will not be entitled to the severance payments and benefits unless this Release is effective on or before the date that is sixty (60) days following the date of my termination of employment.
I hereby agree to waive any and all claims to re-employment with the Company or any of its affiliates and affirmatively agree not to seek further employment with the Company or any of its affiliates.
The provisions of this Release will be binding upon my heirs, executors, administrators, legal representatives, and assigns. If any provision of this Release will be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force or effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.
This Release will be governed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Any dispute or claim arising out of or relating to this Release or claim of breach hereof will be brought exclusively in the federal and state courts located within Delaware. By execution of this Release, I am waiving any right to trial by jury in connection with any suit, action, or proceeding under or in connection with this Release.

Carrie Lee Kirby

DATE